Exhibit 12.1
AMKOR TECHNOLOGY, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,								Three Months
									Ended March 31,
	2001	2002	2003		2004		2005		2006
	(As restated)(1)	(As restated)(1)	(As restated)(1)		(As restated)(1)		(As restated)(1)		(As restated)(1)

	(In thousands, except ratio data)
Earnings
Income (loss) before income taxes, equity investment earnings (losses), minority interests and discontinued operations	$(460,543)	$(617,238)	$(52,543)		$(28,866)		$(145,233)		$38,166
Interest expense	138,629	143,441	138,775		145,897		163,125		42,563
Amortization of debt issuance costs	22,321	8,251	7,428		6,182		7,948		1,804
Interest portion of rent	7,282	4,995	5,463		5,928		6,215		2,004
Less (earnings) loss of affiliates	—	—	—		—		—		—

	$(292,311)	$(460,551)	$99,123		$129,141		$32,055		$84,537

Fixed Charges
Interest expense	$138,629	$143,441	$138,775		$145,897		$163,125		$42,563
Amortization of debt issuance costs	22,321	8,251	7,428		6,182		7,948		1,804
Interest portion of rent	7,282	4,995	5,463		5,928		6,215		2,004

	$168,232	$156,687	$151,666		$158,007		$177,288		$46,371

Ratio of earnings to fixed charges	—x (2)	—x (2)	—x	(2)	—x	(2)	—x	(2)	1.82

(1)	See discussion of restatement in Note 2 “Restatement of Consolidated Financial Statements, Special Committee and Company Findings” of the Notes to the Condensed Consolidated Financial Statements.

(2)	The ratio of earnings to fixed charges was less than 1:1 for 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $145.2 million of earnings in 2005. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2004. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $28.9 million of earnings for the year ended December 31, 2004. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $52.5 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $617.2 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $460.5 million of earnings in the year ended December 31, 2001.